Exhibit 99.1

MiMedx Fourth Quarter 2016 Revenue in
Upper Range of Guidance

$246.8 Million Full Year 2016 Revenue is a 32% Increase Over 2015 and
$71.6 Million Q4 2016 Revenue is a 38% Increase Over Q4 2015

Marietta, Georgia, January 9, 2017, (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic tissue and patent-protected processes to develop and market advanced products and therapies for the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic, and Dental sectors of healthcare, today announced its record results for the fourth quarter and full year 2016.

Full Year 2016 and Fourth Quarter 2016 Revenue Highlights

•	Q4 2016 revenue grew 38% over Q4 2015 revenue

•	Q4 2016 revenue of $71.6 Million in the upper range of MiMedx Q4 2016 guidance

•	Full year 2016 revenue is a 32% increase over full year 2015 revenue

•	Full year 2016 revenue of $246.8 million in the upper range of MiMedx guidance

•	2016 Wound Care revenue of $185.7 million is a 32% increase over 2015

•	Surgical, Sports Medicine and Orthopedics (SSO) revenue of $61.1 million grew 32% over 2015

•	Q4 2016 Wound Care revenue grew 36% over Q4 2015

•	SSO revenue for Q4 2016 grew 45% over Q4 2015

The Company recorded record revenue for the year ended December 31, 2016 of $246.8 million, a $59.5 million or 32% increase over 2015 revenue of $187.3 million. The Company recorded record revenue for the 2016 fourth quarter of $71.6 million, a $19.8 million or 38% increase over 2015 fourth quarter revenue of $51.8 million.

Parker H. “Pete” Petit, Chairman and CEO stated, “We are pleased with our fourth quarter revenue performance being in the upper end of our guidance. The fourth quarter of 2016 makes 21 consecutive quarters of sequential revenue growth and 20 of 21 quarters of meeting or exceeding our revenue guidance. As with the previous quarters in 2016, our core advanced wound care revenue, led by our commercial accounts, was the primary contributor to our record fourth quarter performance. EpiCord®, our new dehydrated human umbilical cord allograft, is receiving a substantial amount of interest, and our other recently launched new products, AmnioFill™ and OrthoFlo Lyophilized, performed to our expectations. The fourth quarter traction of these new products gives us added confidence in their expected impact for 2017 and beyond.”

Bill Taylor, President and COO, noted, “Our flagship EpiFix® product did extremely well, and it continues to be the driver of our rapid success in the advanced wound care market. While EpiFix is especially strong with our commercial wound care accounts, it also has a solid presence in our government accounts. Additionally, we ended the quarter with very positive momentum and an extremely respectable number of orders that will be fulfilled in the first quarter of 2017. This is a solid indicator of the continuing quarter-over-quarter market growth and share gains we are making with our EpiFix and AmnioFix® dehydrated Human Amnion/Chorion Membrane (dHACM) products. The market’s demand for these products is growing and the breadth of their usage is rapidly expanding.

“Both of our sales verticals showed strong performance during the quarter,” Taylor continued. “Wound Care performed extremely well in the fourth quarter with 36% growth over the prior year’s fourth quarter. Our Surgical, Sports Medicine and Orthopedics revenue was up significantly with 45% growth over the 2015 fourth quarter, despite lower than expected fourth quarter revenue from Stability Biologics.”

Petit added, “We believe our fourth quarter growth rate is a very encouraging indicator of our trajectory toward meeting or exceeding our guidance for 2017. As we previously stated, we feel that our 2017 revenue guidance is conservative, and one should be able to see that based on our fourth quarter revenue growth. In addition, we are pleased to report that our cash position at the end of the fourth quarter has increased very significantly and the Days Sales Outstanding (DSO) in our Accounts Receivable has come down nicely.”

Full Year 2017 and First Quarter 2017 Guidance Highlights
The Company announced its revenue guidance for the first quarter of 2017 as follows:

•	First quarter of 2017 revenue forecasted to be in the range of $69.5 to $72.5 million

MiMedx reiterated its full year 2017 guidance that was previously communicated by the Company on December 16, 2016, which included:

•	2017 revenue guidance in the range of $302 to $307 million

•	Gross profit margins for 2017 expected to be in the range of 86% to 88%

•	2017 Operating Earnings forecasted to grow by 90% or greater

•	GAAP EPS for 2017 projected to be in the range of $0.18 to $0.20

•	Adjusted EPS* for 2017 projected to be in the range of $0.31 to $0.33

•	2017 GAAP Net Earnings expected to grow in excess of 95%

•	2017 Adjusted EBITDA* expected to be in the range of 21% to 23% of revenue

“Our first quarter of 2017 expectations are tempered by the normal seasonality effects experienced in the first quarter of every year. Even with that offset for seasonality, our first quarter of 2017 guidance provides for 29% to 35% revenue growth over first quarter of 2016 of $53.4 million. With our 2017 full year revenue growth guided to be in the range of 22% to 24%, our expected growth in the first quarter of 2017 should give MiMedx strong momentum towards meeting or exceeding our full year 2017 forecast. With the traditional seasonality experienced in our market, the first quarter of the year is typically the lightest quarter, followed by strong growth in the second, slightly lower growth in the third quarter due to some vacation effects, and then another quarter of strong growth with the fourth quarter,” noted Petit.

Petit concluded, “In spite of some disruptions, which seem to come with our leadership role and success, we have continued to perform extremely well over the last five years. I believe 2017 will be the year that is acknowledged as our ‘coming of age.’ We have achieved that level of corporate size and maturity that should bring confidence in our stability and certainty in our disclosures. We have developed a very productive platform technology with our placenta and amniotic membrane based product lines. We wrote the book on amniotic membrane regenerative medicine. We will have a new series of clinical and scientific publications in 2017 related to this technology. We will have a sales force well over 300 individuals that is well managed and monitored with our sales management systems. Our R&D activities will result in disclosures about exciting new therapies using our placenta based technology. Our management staff has continued to become more effective, and all these years of planning and execution should be quite evidenced with our progress in 2017.”

About MiMedx

MiMedx® is an integrated developer, processor and marketer of patent protected and proprietary regenerative biomaterial products and bioimplants processed from human amniotic membrane and other human birth tissues, such as amniotic fluid, umbilical cord and placental collagen, and human skin and bone. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx proprietary processing methodology employs aseptic processing techniques in addition to terminal sterilization. MiMedx is the leading supplier of amniotic tissue, having supplied over 700,000 allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement

This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the Company's financial projections for the first quarter and full year 2017, the growth and market expansion expected from the Company’s new products in 2017, the positive momentum from the Company’s fourth quarter will continue into 2017, the market’s demand for the Company’s products is growing and rapidly expanding, that calendar year 2017 will be acknowledged as the Company’s ‘coming of age’ year, the level of corporate size and maturity of MiMedx should bring confidence in the Company’s stability and in its disclosures, a new series of clinical and scientific publications on the Company’s technology will be forthcoming in 2017, R&D activities resulting in new disclosures about exciting new therapies, and that the Company's guidance is conservative. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the Company's 2017 financial performance may not meet expectations, revenue and earnings may not grow or may decline, the Company's new products may not gain acceptance in the medical community or have the expected market impact, clinical and scientific publications as well as R&D activities may be delayed or may not occur at all in 2017, the Company’s size and maturity may not have a positive impact on confidence in the Company’s stability and disclosures or may have a negative impact, market demand for the Company’s products may not grow or could decline, and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2015, and its most recent Form 10Q filing. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.